UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	October 27, 2006

THE PROCTER & GAMBLE COMPANY
(Exact name of registrant as specified in its charter)

Ohio	1-434	31-0411980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Procter & Gamble Plaza, Cincinnati, Ohio	45202
(Address of principal executive offices)	Zip Code

(513) 983-1100	45202
(Registrant's telephone number, including area code)	Zip Code

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 25, 2006, Procter & Gamble International Funding S.C.A. (“P&G International Funding”), a wholly owned indirect subsidiary of The Procter & Gamble Company (the “Company”), initiated a commercial paper program under which it may from time to time issue short-term unsecured notes with maturities up to 397 days in an aggregate amount not to exceed $10 billion (the “Program”). Initial proceeds from the Program will be used to repay a portion of the debt associated with the previously announced $24 billion credit facility entered on July 27, 2005. The Company has provided an irrevocable and unconditional guarantee for notes issued as part of the Program.

On October 23, 2006, P&G International Funding and the Company entered into (i) an Issuing and Paying Agent Agreement with Citibank, N.A. to facilitate the Program and (ii) Commercial Paper Dealer Agreements with each of Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch Money Markets Inc. (for notes with maturities up to 270 days), Merrill Lynch, Pierce, Fenner & Smith Incorporated (for notes with maturities from 270 to 397 days), and The Williams Capital Group, L.P, under which each of these banks may act as dealer of the commercial paper issued under the Program.

From time to time, one or more of these banks and/or their affiliates have provided, and may in the future provide, investment banking services to the Company and its subsidiaries or may act as lenders or members of a syndicate of lenders to the Company and its subsidiaries.

The notes have not been and will not be registered under the Securities Act or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off−Balance Sheet Arrangement of a Registrant

The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROCTER & GAMBLE COMPANY

Date: October 27, 2006	By:	/s/ STEVEN W. JEMISON

Title: Deputy General Counsel